EXHIBIT 99.1

For Immediate Release

IR Contact	Media Contact
David Waldman/Jody Burfening	Jason Howard/Chenoa Taitt
Lippert/Heilshorn & Associates	Lippert/Heilshorn & Associates
jburfening@lhai.com	jhoward@lhai.com / ctaitt@lhai.com
(212) 838-3777	(212) 838-3777

John F. Cunningham Joins Board of Directors for WindsorTech, d/b/a QSGI

Senior Industry Consultant Expands Board to Six Members

HIGHTSTOWN, NJ—September 7, 2005—WindsorTech, Inc. (OTCBB: WSRT) d/b/a QSGI, today announced that John F. Cunningham, chairman and CEO of Cunningham & Co., Inc., has joined the company’s board of directors, increasing the number of independent directors to three and total board members to six.

Mr. Cunningham founded Cunningham & Co, Inc. in 1989, which offers highly specialized strategic and valuation services to technology and computer related companies. From 1985 to 1989, he served as chairman and CEO of CCI, an Amex-listed company, which was subsequently sold for $227 million following its successful turnaround led by Mr. Cunningham. Previously, Mr. Cunningham served as president and chief operating officer of Wang Laboratories, where his leadership and marketing skills contributed to Wang’s success in the information processing industry. Mr. Cunningham is a Trustee Associate of Boston College and an independent trustee director of Federated Funds. He has previously served as a director of the First National Bank of Boston, Apollo Computer Inc., Computervision Corp., EMC Corp., and Honeywell Federal Systems Corp.

“We are delighted that John has agreed to join our board of directors, and look forward to his contributions as we accelerate our growth within this rapidly emerging market,” stated Marc Sherman, chairman and chief executive officer of WindsorTech. “Having served as chairman and CEO of a successful public company, and having run a nationally-renowned business consulting firm, John brings significant financial and operational experience. In addition, his pioneering work within emerging industries will be invaluable as QSGI is currently the only data security and regulatory compliance provider offering a full suite of end-of-life and other life-cycle services for a corporation’s entire IT platform.”

About WindsorTech

WindsorTech Inc., d/b/a QSGI, manages the information technology (IT) products of Fortune 1000 and government clients, and provides global solutions for meeting its clients’ data security and regulatory compliance needs. QSGI offsets its clients’ expenses through its value-added remarketing program. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep to eliminate otherwise recoverable data. QSGI reduces its clients' potential liability, by ensuring regulatory and environmental compliance for IT products. QSGI also maintains and provides services on enterprise-class hardware, including mainframes, midrange servers, tape storage products and disk storage products. Given the sensitive nature of the company’s client relationships, it does not provide the names of its clients.

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